Secretary of State

Wyoming Secretary of State
Herschler Bldg East, Ste.100 & 101
Cheyenne, WY 82002-0020
Ph. 307-777-7311

For Office Use Only
WY Secretary of State
FILED: Jun 12 2020 1:23PM
Original ID: 2020-000922539

Profit Corporation
Articles of Incorporation

I. The name of the profit corporation is:
SYBLEU Inc.

II. The name and physical address of the registered agent of the profit corporation is:
Registered Agents Of Wyoming, LLC
400 E 20th St
Cheyenne, WY 82001

III. The mailing address of the profit corporation is:
109 East 17th Street Suite 460
Cheyenne, WYOMING (WY) 82001

IV. The principal office address of the profit corporation is:
109 East 17th Street Suite 460
Cheyenne, WYOMING (WY) 82001

V. The number, par value, and class of shares the profit corporation corporation will have the authority to issue are:

Number of Common Shares:	100,000,000	Common Par Value:	$0.0001
Number of Preferred Shares:	0	Preferred Par Value:	$0.0000

VI. The name and address of each incorporator is as follows:
YG/Registered Agents of WY LLC
400 East 20th Street Cheyenne, WY 82001

Signature: *Nathan O'Brien* Date: **06/12/2020**

Print Name: **Nathan O'Brien**

Title: **Authorized Individual**

Email: **agents@mywyomingllc.com**

Daytime Phone #: **(877) 239-2608**